Exhibit 99.1

October 14, 2011

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES BOARD RETIREMENTS AND THE ELECTION OF TWO DIRECTORS

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today announced the election of Allan Bridgford Jr. to the Board of Directors of Bridgford Foods Corporation (the "Company) to fill the vacancy created by the retirement of Senior Chairman Allan Bridgford from the Board of Directors.  Mr. Bridgford has reached the maximum allowed service age stipulated in the Company bylaws, and will continue to work at the Company at 60% of a full time schedule.

John Simmons, President of Bridgford Foods Corporation, was elected as a member of the Board of Directors to fill the vacancy created by the retirement of Director Robert Schulze.  Mr. Schulze also reached the maximum allowed service age.  John will continue to serve as the President of Bridgford Foods Corporation on a full time basis.

CONTACT:  Bridgford Foods Corporation
  R. Lancy, 714/526-5533